Exhibit 23.3

Procore Technologies, Inc. 6309 Carpinteria Avenue Carpinteria, CA 93013	February 26, 2021

Dear Procore Technologies, Inc.:

We, Frost & Sullivan of 7550 IH 10 West, Suite 400, San Antonio, TX 78229 hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of Procore Technologies, Inc., and any related prospectuses of (i) our name and all references thereto, and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the reference to our firm, under the caption “Industry and Market Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Yours faithfully,

/s/ Brian Cotton

Name: Brian Cotton

Designation: Senior Vice President and Partner

For and on behalf of Frost & Sullivan

SCHEDULE

1)

We calculate this figure by multiplying an estimate of the number of total owner, general contractor, and specialty contractor companies in our addressable geographies, as reported in a February 2021 Frost & Sullivan study that we commissioned, by our median ARR as of December 31, 2020, for each company size (categorized by enterprise, mid-market, and small business).

2)	As of December 31, 2020, we had 10,166 customers, which we believe represents just 2% of the total number of customers to whom we can sell, based on Frost & Sullivan’s estimated addressable customers.